Exhibit 10.1

In connection with its review of director compensation on February 6, 2014, the Board approved the following changes to director compensation, effective April 1, 2014:

•	The base annual retainer payable to all directors was increased from $24,000 to $50,000.

•	The value of the equity award grant to all directors was decreased from $61,000 to $50,000.

•
The cash per diem for a Board member’s attendance at the Board meetings is now included in the base annual retainer amount, and is no longer a separate payment of $1,200 per day for each Board meeting attended (though each Board member will continue to receive a $1,200 fee per day for each committee meeting attended, if on a day other than that of a Board meeting).

•	The incremental annual retainer payable to:

◦	the Chairman of the Board was increased from $10,000 to $20,000, bringing his total annual retainer to $70,000, based on the increase in annual retainer paid to all directors.

◦	the Chairman of the Audit Committee was increased from $6,500 to $10,000, bringing his total annual retainer to $60,000, based on the increase in annual retainer paid to all directors.

◦	the Chairman of the Compensation Committee was increased from $5,000 to $6,500, bringing his total annual retainer to $56,500, based on the increase in annual retainer paid to all directors.